Exhibit 21.1

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Percentage Ownership
Nutcracker, LLC	Arizona	100%
Kicklight, LLC	Ohio	100%
Good News, LLC	Arizona	100%
Please Baby Please LLC	Arizona	100%
Mistress Movie, LLC	Arizona	100%
LAC2 Productions, LLC	Arizona	100%
Acolyte Productions, LLC	Arizona	100%
Storyland Productions, LLC	Arizona	100%
Da Vinci, LLC	Arizona	100%
Garden, LLC	Arizona	100%
Storyland Animation, LLC	Arizona	100%
Rivulet Media Ventures, LLC	Arizona	100%
The Dink Productions, LLC	Arizona	100%